Exhibit 99.1

NEWS

Contact:	Media: Bill Collins 1.313.390.4866 wcollin1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE

FORD REPORTS $8.7 BILLION NET LOSS FOR SECOND QUARTER 2008, INCLUDING PRE-TAX SPECIAL CHARGES OF $8 BILLION; COMPANY ALSO DETAILS ACCELERATED TRANSFORMATION PLAN+

•	Net loss of $8.7 billion, or $3.88 a share, for the second quarter of 2008.

•	Pre-tax special charges of $8 billion, including impairments of $5.3 billion for Ford North America long-lived assets and $2.1 billion for Ford Motor Credit Company's operating lease portfolio.

•	Pre-tax loss of $1 billion from continuing operations, excluding special items.++

•
Cost reductions of $1 billion, including over $600 million in North America (at constant volume, mix and exchange; excluding special items).  The company remains on track to reach $5 billion in annual cost reductions in North America by the end of 2008 compared with 2005.

•	Strong profitability from Ford Europe and Ford South America.

•	Automotive gross cash at June 30 of $26.6 billion (including cash and cash equivalents, net marketable securities and loaned securities). +++

•
Ford also today announced a significant acceleration of its product and production transformation plan with the addition of several new fuel-efficient small vehicles in North America and a realignment of its North American manufacturing (see related release http://media.ford.com/article_display.cfm?article_id=28660).

Financial Results Summary	Second Quarter		First Half
	2008	O/(U) 2007	2008	O/(U) 2007
Wholesales (000) ++	1,561	(212)	3,092	(331)
Revenue (Bils.)++	$38.6	$(5.6)	$78.0	$(9.3)

Continuing Operations++
Automotive Results (Mils.)	$(670)	$(1,048)	$(18)	$(171)
Financial Services (Mils.)	(334)	(439)	(270)	(669)
Pre-Tax Results (Mils.)	$(1,004)	$(1,487)	$(288)	$(840)

After-Tax Results (Mils.)	(1,376)	(1,634)	(869)	(956)

Earnings Per Share++++	(0.62)	(0.75)	(0.39)	(0.44)

Special Items Pre-Tax (Mils.)	$(8,026)	$(8,469)	$(8,426)	$(8,756)

Net Income
After-Tax Results (Mils.)	$(8,667)	$(9,417)	$(8,567)	$(9,035)
Earnings Per Share	(3.88)	(4.19)	(3.87)	(4.09)

Automotive Gross Cash (Bils.)+++	$26.6	$(10.8)	$26.6	$(10.8)

See end notes on page 8.

DEARBORN, Mich., July 24, 2008 – Ford Motor Company [NYSE: F] today reported a second quarter net loss of $8.7 billion, or $3.88 per share, including pre-tax special items totaling $8 billion.  This compares with a net profit of $750 million, or 31 cents per share, in the second quarter of 2007.

Ford also today announced a significant acceleration of its transformation plan with the addition of several new fuel-efficient small vehicles in North America and a realignment of its North American manufacturing (see related release http://media.ford.com/article_display.cfm?article_id=28660).

“We continue to take decisive action in response to the rapidly changing business environment and remain absolutely committed to the four elements of our business transformation plan,” said Ford President and CEO Alan Mulally.  “Our European and South American operations are robust and profitable.  We have momentum in Asia.  And we are uniquely positioned to leverage our global assets and the global strength of the Ford brand to quickly bring more small, fuel-efficient vehicles to North America.”

The 2008 operating data discussed below exclude Jaguar Land Rover, which was sold on June 2, 2008. Jaguar Land Rover and Aston Martin data are, however, included in the 2007 data, except where otherwise noted. See tables following “Safe Harbor/Risk Factors” for the amounts attributable to Jaguar Land Rover and any necessary reconciliations to U.S. GAAP.

Ford’s second quarter pre-tax operating loss from continuing operations, excluding special items, was $1 billion, down from a year-ago profit of $483 million.  On an after-tax basis, Ford's second quarter operating loss from continuing operations, excluding special items, was $1.4 billion, or 62 cents per share, compared with a net profit of $258 million, or 13 cents per share, a year ago.

Ford’s second quarter revenue, excluding special items, was $38.6 billion, down from $44.2 billion a year ago.  Adjusted to exclude Jaguar Land Rover and Aston Martin from 2007 results, revenue would have been down slightly, with lower volume, adverse product mix and lower net pricing, partly offset by favorable exchange.

Special items reduced pre-tax results by $8 billion in the second quarter, or $3.26 a share, primarily reflecting charges associated with asset impairments of $5.3 billion for Ford North America and $2.1 billion for Ford Credit.  Because of deteriorating economic conditions, demand has declined substantially, particularly in North America.  At the same time, fuel and commodity prices have increased substantially.  As a result, there has been a significant shift away from large pickup trucks and traditional SUVs in North America.  This prompted a review of our long-lived North American assets and Ford Credit operating lease portfolio, which led to the pre-tax non-cash impairment charges.

Automotive gross cash, which includes cash and cash equivalents, net marketable securities, and loaned securities, was $26.6 billion at June 30, 2008, a decrease of $2.1 billion from the end of the first quarter.

The decrease primarily reflects working capital increases, upfront subvention payments to Ford Credit, and Automotive operating losses, offset partly by the proceeds of the Jaguar Land Rover sale.

The following discussion of second quarter highlights and results are on a pre-tax basis and exclude special items.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliations to U.S. GAAP.

SECOND QUARTER HIGHLIGHTS

•	Posted profits of $582 million in Ford Europe and $388 million in Ford South America.

•	Launched the new Ford Kuga in Europe, a compact crossover vehicle with the best fuel economy of any AWD vehicle in the segment.

•	Completed the sale of Jaguar Land Rover to Tata Motors.

•
Improved initial quality of Ford brand vehicles in the U.S. at a rate faster than the industry average, according to J.D. Power and Associates.  Ford was the only full-line automaker to show continuous quality improvement since 2004.

•	Lincoln and Mercury finished fifth and sixth, respectively, in the latest J.D. Power survey of customer satisfaction with dealership service.

•
Achieved $1 billion in cost savings, including over $600 million in Ford North America (at constant volume, mix and exchange; excluding special items).  The company remains on track to achieve        $5 billion in annual cost reductions in North America by the end of 2008 compared with 2005.

•
Launched the 2009 Ford Flex, our all-new seven passenger crossover vehicle with fuel economy that is equal-to-or-better-than its crossover competitors, and Lincoln MKS, our new luxury sedan in North America.

•	Confirmed the next-generation European Ford Fiesta and Ford Focus will begin North American production in 2010 as Ford North America adds more small cars, crossovers and fuel-efficient powertrains.

AUTOMOTIVE SECTOR
Automotive Sector*	Second Quarter		First Half
	2008	O/(U) 2007	2008	O/(U) 2007
Wholesales (000)	1,561	(212)	3,092	(331)
Revenue (Bils.)	$34.1	$(6.0)	$69.1	$(9.6)
Pre-Tax Results (Mils.)	$(670)	$(1,048)	$(18)	$(171)

*excludes special items

For the second quarter of 2008, Ford’s worldwide Automotive sector reported a pre-tax loss of  $670 million, compared with a pre-tax profit of $378 million during the same period a year ago.  The deterioration was more than explained by lower volume and less favorable mix, particularly in the North American full-size pickup and traditional SUV segments, unfavorable net interest expense, lower net pricing, and changes in currency exchange, partly offset by favorable cost changes.

Worldwide Automotive revenue for the second quarter of 2008 was $34.1 billion, down from $40.1 billion a year ago.  Total company vehicle wholesales in the second quarter were 1,561,000, compared with 1,773,000 units a year ago.  The decrease reflected lower wholesales, primarily in North America, and the exclusion of Jaguar Land Rover and Aston Martin volume in 2008.

North America:  For the second quarter, Ford North America Automotive operations reported a pre-tax loss of $1.3 billion, compared with a loss of $270 million a year ago.  The deterioration reflected unfavorable volume and mix, especially in the full-size pickup truck and traditional SUV segments, and unfavorable net pricing.  The impact of these factors was partly offset by cost reductions. Second quarter revenue was $14.2 billion, down from $19 billion a year ago.

South America: For the second quarter, Ford South America posted a pre-tax profit of $388 million, up from $255 million a year ago.  The increase reflected higher net pricing and improved volume and mix, partially offset by unfavorable exchange. Second quarter revenue increased to $2.4 billion, up from $1.8 billion a year ago.

Europe: For the second quarter, Ford Europe pre-tax profits were $582 million, up from $262 million a year ago.  The improvement was primarily explained by favorable volume and mix, and cost reductions, partially offset by unfavorable exchange.  Second quarter revenue was $11.5 billion, up from $9.2 billion a year ago.

Volvo: For the second quarter, Volvo reported a pre-tax loss of $120 million, compared with a loss of $91 million a year ago. This reflected an improvement from first quarter results.  The decline primarily reflected unfavorable volume and mix, unfavorable net pricing, and unfavorable exchange, partially offset by cost reductions.  Second quarter revenue was $4.3 billion, compared with $4.4 billion a year ago.

Asia Pacific Africa: For the second quarter, Ford Asia Pacific Africa reported a pre-tax profit of $50 million, compared with a pre-tax profit of $26 million a year ago.  The improvement primarily reflected favorable net pricing and cost performance.  Second quarter revenue was $1.7 billion, about the same as a year ago.

Mazda: Ford earned $103 million from its investment in Mazda in the second quarter, compared with $72 million a year ago.

Other Automotive: Other Automotive, which consists primarily of interest and financing-related costs, reported a second quarter pre-tax loss of $336 million.  This included net interest expense of $339 million.

FINANCIAL SERVICES SECTOR
Financial Services Sector*	Second Quarter		First Half
(in millions)	2008	O/(U) 2007	2008	O/(U) 2007
Ford Credit Pre-Tax Results	$(294)	$(406)	$(261)	$(667)
Other Financial Services	(40)	(33)	(9)	(2)
Financial Services Pre-Tax Results	$(334)	$(439)	$(270)	$(669)

*excludes special items

For the second quarter, the Financial Services sector posted a pre-tax loss of $334 million, compared with a pre-tax profit of $105 million a year ago.

Ford Motor Credit Company: Ford Credit reported a pre-tax loss of $294 million in the second quarter, compared with a profit of $112 million a year ago.  The decrease in earnings primarily reflected higher depreciation expense for leased vehicles and higher provision for credit losses, reflecting weakness in the North American vehicle auction market.

2008 OUTLOOK
“The second half will continue to be challenging, but we have absolutely the right plan to respond to the changing business environment and begin to grow again for the long term,” Mulally said.  “We have great products entering the marketplace in the second half, including the Ford Flex, Lincoln MKS and Ford F-150 in North America, the Ford Kuga in Europe, and the Ford Fiesta in Europe and China.  We continue to make progress on every element of our plan, and we are accelerating the transformation of Ford into a lean global company that delivers profitable growth for all.”

Ford’s 2008 planning assumptions regarding the industry, operating metrics and profit outlook are as follows:

2008 Planning Assumptions and Operational Metrics
Planning Assumptions	Full-Year Plan	First Half	Full-Year Outlook
Industry Volume (SAAR):
–U.S. (million units)*	16.0	15.1	14.0 – 14.5
–Europe (million units)**	17.6	17.5	17.2 – 17.4

Operational Metrics
Compared with 2007:
--Quality	Improve	Improved	On Track

--Automotive Costs***	Improve by about $3 Billion	$2.7 Billion	Over $3 Billion

Absolute Amount:
--U.S. Market Share (Ford Lincoln Mercury)	Low End of 14% - 15% Range	14.7%	High 13%

--Operating-Related Cash Flow	Negative	$(4.6) Billion	Greater Outflow than Plan

--Capital Spending	About $6 Billion	$2.9 Billion	On Track

2008 Operating and Overall Results Now Expected to be Worse Than 2007

* Includes medium and heavy trucks
** European 19 markets that we track
*** At constant volume, mix and exchange; excludes special items

Ford's production volumes are shown below:

2008 Production Volumes
	Actual		Forecast
	Second Quarter		Third Quarter		Fourth Quarter

	Units (000)	O/(U) 2007 (000)	Units (000)	O/(U) 2007 (000)	Units (000)	O/(U) 2007 (000)

Ford North America	685	(126)	440	(197)	500	(141)

Ford Europe	565	53	400	(16)	490	1

Volvo	112	(4)	80	(13)	110	(7)

CONFERENCE CALL DETAILS
Ford Motor Company [NYSE:F] will release second quarter 2008 financial results at 7 a.m. EDT, Thursday, July 24. The following briefings will be held after the announcement:

At 9 a.m. EDT, Alan Mulally, president and chief executive officer, Don Leclair, executive vice president and chief financial officer, and Mark Fields, executive vice president and president, The Americas, will host a call for the investment community and news media to discuss second quarter results and provide more details on changes to Ford's overall plan.

At 11 a.m. EDT, Peter Daniel, Ford senior vice president and controller, Neil Schloss, Ford vice president and treasurer, and K.R. Kent, Ford Motor Credit Company vice chairman and chief financial officer, will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Thursday, July 24
Toll Free: 800-573-4754
International: 617-224-4325

Earnings: 9:00 a.m. EDT
Earnings Passcode: “Ford Earnings”

Fixed Income: 11:00 a.m. EDT
Fixed Income Passcode: “Ford Fixed Income”

Replays – Available after 2 p.m. the day of the event through July 31. www.shareholder.ford.com Toll Free: 888-286-8010 International: 617-801-6888 Passcodes: Earnings: 29481628 Fixed Income: 55865600

SATELLITE FEED DETAILS FOR PRODUCT B-ROLL

At 2:30 p.m. EDT, Ford will feed b-roll of several vehicles referenced in today's announcements for use by media. Broadcast-related questions will be handled by Kelli Felker of Ford Communications at 313-322-1790 or kfelker1@ford.com. The coordinates are:

Satellite: Horizon 2
Transponder: 11K
Band: KU – Analog (74.05 degrees West)
UpLink:   (14420 Vertical)
Downlink:  (12120 Horizontal)
Allocated Bandwidth: (MHz) 36.000
Audio:  6.2/6.8

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 229,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

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+	The financial results discussed herein are presented on a preliminary basis; final data will be included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.
++	Excluding special items. See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to U.S. Generally Accepted Accounting Principles ("GAAP").
+++	See third table following “Safe Harbor/Risk Factors” for a reconciliation of Automotive gross cash to GAAP.
++++
Earnings per share from continuing operations, excluding special items, is calculated on a basis that includes pre-tax profit and provision for taxes and minority interest.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

  Safe Harbor/Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	An increase in or acceleration of market shift away from sales of trucks, sport utility vehicles, or other more profitable vehicles, particularly in the United States;
•	A significant decline in industry sales, particularly in the United States, Europe or South America, resulting from slowing economic growth, geo-political events or other factors;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Continued or increased high prices for or reduced availability of fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Inability to implement the Retiree Settlement Health Care Agreement with the UAW to fund and discharge retiree health care obligations because of failure to obtain court approval or otherwise;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions (e.g., CO2), fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•
Inability of Ford Credit to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption or otherwise;

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles; and
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise.  For additional discussion of these risks, see "Item 1A. Risk Factors" in our 2007 Form 10-K Report.

SECOND QUARTER AND FIRST HALF 2008 NET INCOME/(LOSS) COMPARED WITH 2007

	Second Quarter		First Half
	2007	2008	2007	2008
Revenue (Bils.)
Revenue (Excluding Special Items)	$44.2	$38.6	$87.3	$78.0
Special Items*	-	2.9	-	7.0
Revenue	$44.2	$41.5	$87.3	$85.0

Income (Mils.)
Pre-Tax Results from Continuing Operations (Excluding Special Items)	$483	$(1,004)	$552	$(288)
Special Items*	443	(8,026)	330	(8,426)
Pre-Tax Income/(Loss) from Continuing Operations	$926	$(9,030)	$882	$(8,714)

Minority Interest in Net (Income)/Loss of Subsidiaries	(85)	(89)	(143)	(211)
(Provision for)/Benefit from Income Taxes	(123)	444	(305)	349
Income/(Loss) from Continuing Operations	$718	$(8,675)	$434	$(8,576)
Income/(Loss) from Discontinued Operations	32	8	34	9
Net Income/(Loss)	$750	$(8,667)	$468	$(8,567)
* Special items detailed in table on page 11

SECOND QUARTER AND FIRST HALF INCOME/(LOSS) FROM CONTINUING OPERATIONS COMPARED WITH 2007
	Second Quarter		First Half
(in millions)	2007	2008	2007	2008

Pre-Tax Results from Continuing Operations (Excluding Special Items)	$483	$(1,004)	$552	$(288)
Minority Interest in Net (Income)/Loss of Subsidiaries	(85)	(89)	(143)	(211)
(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	(140)	(283)	(322)	(370)
After Tax Result (Excluding Special Items)	$258	$(1,376)	$87	$(869)

Pre-Tax Special Items*	443	(8,026)	330	(8,426)
(Provision for)/Benefit from Income Taxes on Special Items	17	727	17	719
Income/(Loss) from Continuing Operations	$718	$(8,675)	$434	$(8,576)

(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(140)	$(283)	$(322)	$(370)
(Provision for)/Benefit from Income Taxes on Special Items	17	727	17	719
(Provision for)/Benefit from Income Taxes	$(123)	$444	$(305)	$349

*  Special items detailed in table on page 11

TOTAL COMPANY - SPECIAL ITEMS
	Second Quarter 2008			First Half 2008
	Wholesales (000)	Revenue (Bils.)	Pre-Tax Profit/(Loss) (Mils.)	Wholesales (000)	Revenue (Bils.)	Pre-Tax Profit/(Loss) (Mils.)
North America
- Personnel Reduction Programs			$(274)			$(505)
- Related OPEB Curtailments			100			111
- ACH Plant Sales			(303)			(305)
- U.S. Dealer Reductions (including Investment Write-Off)			(39)			(147)
- Ballard Restructuring			-			(70)
Subtotal North America (before Impairment)			$(516)			$(916)

- Other Personnel Actions			(42)			(58)
- Jaguar Land Rover	51	$2.9	75	125	$7.0	75
- Debt/Equity Swaps	-	-	57	-	-	73
Subtotal Special Items before Impairments	51	$2.9	$(426)	125	$7.0	$(826)

Impairments
- North America Long-Lived Assets			(5,300)			(5,300)
- Ford Credit Operating Lease Portfolio			(2,086)			(2,086)
- Mazda Dealership Goodwill			(214)			(214)
Subtotal Impairments	-	-	(7,600)	-	-	(7,600)

Total Special Items	51	$2.9	$(8,026)	125	$7.0	$(8,426)

Memo:
Special Items Impact on Earnings Per Share*			$(3.26)			$(3.48)

*    Earnings per share for special items is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; additional information regarding the method of calculating earnings per share is available in the materials supporting the July 24, 2008 conference calls at www.shareholder.ford.com.

AUTOMOTIVE GROSS CASH RECONCILIATION TO U.S. GAAP
	Mar. 31, 2008	June 30, 2008	June 30, 2008 B/(W) Mar. 31, 2008	Memo: Dec. 31, 2007
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash and Cash Equivalents	$18.7	$16.9	$(1.8)	$20.7
Marketable Securities	6.6	5.1	(1.5)	2.0
Loaned Securities	6.7	7.4	0.7	10.3
Total Cash/Market. and Loaned Securities	$32.0	$29.4	$(2.6)	$33.0
Securities-In-Transit	(0.7)	(0.1)	0.6	(0.3)
Short-Term VEBA Assets*	-	-	-	1.9
UAW-Ford Temporary Asset Account	(2.6)	(2.7)	(0.1)	-
Gross Cash	$28.7	$26.6	$(2.1)	$34.6

* Historically, amounts accessible within 18 months; short-term VEBA is no longer reported within gross cash as of January 1, 2008, consistent with our new UAW VEBA agreement (which is subject to court approval).

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